Exhibit 4.12

CREDIT AGREEMENT

Dated as of August 13, 2004

Among

OTTER TAIL CORPORATION,

THE BANKS,
As defined herein,

UBS SECURITIES LLC,

as Arranger,

and

UBS AG, STAMFORD BRANCH,
as Agent

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-ii-

-iii-

-iv-

Index to Exhibits:

Page
A.	Revolving Note

B.	Compliance Certificate

C.	Guaranty

E.	Form of Legal Opinion

F.	Assignment and Assumption

G.	Administrative Questionnaire

Index to Schedules:

1.1(b)	Material Subsidiaries

7.6	Litigation / Contingent Liabilities

7.11	Existing Liens

7.16	Subsidiaries

7.17	Partnerships / Joint Ventures

9.7	Investments

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CREDIT AGREEMENT

          THIS CREDIT AGREEMENT, dated as of August 13, 2004, is by and between OTTER TAIL CORPORATION, a Minnesota corporation (the “Borrower”), UBS LOAN FINANCE LLC and the other banks or financial institutions which hereafter become parties hereto by means of assignment and assumption as hereinafter described (individually referred to as a “Bank” or collectively as the “Banks”), UBS SECURITIES LLC, as Arranger, and UBS AG, STAMFORD BRANCH, as agent for the Banks (in such capacity, the “Agent”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

          Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

          “Adverse Event” means the occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower or the Guarantor to perform its obligations under the Loan Documents.

          “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit G, or such other form as may be supplied from time to time by the Agent.

          “Agent” means UBS AG, Stamford Branch, as agent for the Banks hereunder and each successor, as provided in Section 12.8, who shall act as Agent.

          “Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

          “Applicable Margin” means the percentages set forth below, determined based on the applicable Level:

	Applicable Margin
	Eurodollar	Base Rate
Level:	Loan	Loan
Level I:	0.50%	0.0%
Level II:	0.60%	0.0%
Level III:.	0.70%	0.0%
Level IV:	0.90%	0.0%

The Applicable Margin shall be those shown for Level II as of the date of this Agreement. The Applicable Margin shall be adjusted ten (10) Business Days after any change in ratings that would require such adjustment. For purposes of the foregoing, the Levels shall be defined and determined as follows:

Level I shall apply if the Borrower’s Long Term Debt Rating is A+ or better (S&P) or Al or better (Moody’s) but no numerically lower Level applies.

Level II shall apply if the Borrower’s Long Term Debt Rating is A or better (S&P) or A2 or better (Moody’s) but no numerically lower Level applies.

Level III shall apply if the Borrower’s Long Term Debt Rating is A- (S&P) or A3 (Moody’s) but no numerically lower Level applies.

Level IV shall apply if the Borrower’s Long Term Debt Rating is BBB+ or below (S&P) or Baal or below (Moody’s) or if the Borrower shall not have a current Long Term Debt Rating from both S&P and Moody’s.

In the event of a split rating (i.e., Long Term Debt Ratings by S&P and Moody’s that would not be in the same Level), the Level shall be based on the higher Long Term Debt Rating unless the ratings are more than one Level apart, in which case the Level would be based on the Long Term Debt Rating one Level lower than the higher of the two Long Term Debt Ratings. At any time that the Borrower does not have a Long Term Debt Rating, only Base Rate Loans will be permitted.

          “Base Rate” means for any day, a fluctuating rate per annum as determined by the Agent to equal to the greater of (i) the Prime Rate in effect on such day, or (ii) a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.50% per annum. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason (including, without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof), the Base Rate shall be a fluctuating rate per annum equal to the Prime Rate in effect from time to time per annum until the circumstances giving rise to such inability no longer exist.

          “Base Rate Loan” means a Loan designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

          “Borrowing Date” shall have the meaning set forth in Section 2.3.

          “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which national banks are permitted to be open in Fargo, North Dakota and New York, New York; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          “Capital Expenditure” means any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

          “Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

          “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

          “Commitment” means the maximum principal amount of the Loan of the Initial Bank which may be drawn down during the period from and including the date hereof to the Borrowing Date, which amount is initially $80.0 million.

          “Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by an authorized officer of the Borrower.

          “Commitment Fees” shall have the meaning set forth in Section 3.2.

          “Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

          “EBIT” means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; and (b) similar non-operating losses during such period.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

          “Eurodollar Interbank Rate” means the offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a Eurodollar Loan, for the number of days comprised therein, quoted by the Agent from Page 3750 of the Dow Jones Markets (Telerate) screen as of approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of the Interest Period of such Eurodollar Loan, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States Dollars in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.

          “Eurodollar Loan” means a Loan designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

          “Eurodollar Rate (Reserve Adjusted)” means a rate per annum calculated for the Interest Period of a Eurodollar Loan in accordance with the following formula:

ERRA	=	Eurodollar Interbank Rate

1.00 - ERR

In such formula, “ERR” means “Eurodollar Reserve Rate” and “ERRA” means “Eurodollar Rate (Reserve Adjusted)”, in each instance determined by the Agent for the applicable Interest Period.

The Agent’s determination of all such rates for any Interest Period shall be conclusive in the absence of manifest error.

          “Eurodollar Reserve Rate” means a percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Agent the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurocurrency Reserve Rate shall reflect any reserves required to be maintained by the Agent against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Interbank Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.

          “Event of Default” means any event described in Section 10.1.

          “Federal Funds Effective Rate” means for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the preceding Business Day. Each change in the Base Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.

          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.

          “GAAP” means generally accepted accounting principles as applied in the preparation of the audited consolidated financial statement of the Borrower referred to in Section 7.5.

          “Guarantor” means Varistar Corporation, a Minnesota corporation and each successor and assign thereof.

          “Guaranty” means the Guaranty by the Guarantor in the form of Exhibit C hereto, duly completed and executed by the Guarantor.

          “Indebtedness” means, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

          “Initial Bank” means UBS Loan Finance LLC.

          “Interest and Dividend Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of: (a) EBIT for such period; to (b) the sum for such period of (i) Interest Expense, plus (ii) dividends or interest on Preferred Stock.

          “Interest-bearing Debt” means, without duplication, all obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person (provided that non-recourse obligations will only be taken into account up to the fair market value of the related property); (c) any obligation for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties and contingent or other legal obligations in respect to Interest-bearing Debt of other Persons, excluding ordinary course endorsements; (f) net liabilities under any interest rate swap, collar or other interest rate hedging agreement; and (g) undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit.

          “Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP.

          “Interest Period” means, for any Eurodollar Loan, the period commencing on the borrowing date of such Eurodollar Loan or the date a Base Rate Loan is converted into such Eurodollar Loan, or the last day of the preceding Interest Period for such Eurodollar Loan, as the case may be, and ending on the numerically corresponding day one month thereafter; provided, that:

          (a) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (c) no Interest Period shall extend beyond the Termination Date.

          “Investment” means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

          “Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

          “Loan” means the Loan described in Section 2.1(a).

          “Loan Documents” means this Agreement, the Notes, the Guaranty, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loan or any collateral for the Loan.

          “Long Term Debt Rating” means the rating assigned by S&P and Moody’s to the long term, unsecured and unsubordinated indebtedness of the Borrower.

          “Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1.1(b) hereto, and (b) any Subsidiary acquired after the date of this Agreement if the acquisition of such Subsidiary has required consent of the Required Banks under Section 9.7(j) to be deemed permitted under this Agreement.

          “Moody’s” means Moody’s Investors Service, Inc.

          “Net Cash Proceeds” means in any case of any equity issuance or debt issuance the aggregate amount of all cash received by the Borrower or Subsidiary effecting such transaction in respect thereof net of all investment banking fees, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses, actually incurred or satisfactorily documented in connection therewith.

          “Notes” means the promissory notes of the Borrower described in Section 2.5(a), substantially in the form of Exhibit A-1, as such promissory notes may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

          “Payment Date” means the Termination Date, plus (a) the last day of each Interest Period for each Eurodollar Loan and, if such Interest Period is in excess of three months after the first day of such Interest Period, and thereafter each day three months after each succeeding Payment Date and (b) the last day of each March, June, September and December of each year for each Base Rate Loan and for any fees including, without limitation, Commitment Fees.

          “PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

          “Percentage” means, as to any Bank, the proportion, expressed as a percentage, that such Bank’s outstanding Loan bears to the total outstanding Loan.

          “Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions after December 31, 2001, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 15% of the consolidated assets of the Borrower and its Subsidiaries at the time of determination.

          “Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          “Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

          “Preferred Stock” means stock of the Borrower other than common stock.

          “Prime Rate” means the rate of interest from time to time announced by the Agent as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.

          “Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

          “Required Banks” means (a) during the period from and including the date hereof to and including the Borrowing Date, the Initial Bank and (b) thereafter, the Banks whose share of principal of the Loan equals at least 66 2/3% of the aggregate outstanding principal of the Loan.

          “Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock, or the setting aside of any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower only).

          “S&P” means Standard & Poor’s Ratings Group.

          “Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

          “Termination Date” means the earliest of (a) August 12, 2005, (b) the date on which the Commitments are terminated pursuant to Section 10.2 hereof or (c) the date on which the Commitments are reduced to zero pursuant to Section 4.3 hereof.

          “Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stocks, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.

          Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VIII and IX hereof) shall be made in accordance with GAAP consistently applied. Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.

          Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”

          Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

ARTICLE II

TERMS OF LENDING

          Section 2.1 The Commitments. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, the Initial Bank agrees to make a single loan to the Borrower at any time from and including the date of this Agreement to and including the 35th day after the date of this Agreement, in the amount of up to $80.0 million (the “Loan”). The Borrower may borrow the Loan only in a single drawing and the Commitment with respect to any unborrowed amount will expire concurrently with such borrowing.

          Section 2.2 Loan Options. The Loan shall be constituted of a Eurodollar Loan and/or a Base Rate Loan, as shall be selected by the Borrower, except as otherwise provided herein. At any time, all Loans shall be of the same type.

          Section 2.3 Borrowing Procedures. Any request by the Borrower for the Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Agent not later than:

          (a) 1:00 p.m., Stamford, Connecticut time, one Business day prior to the date of the requested Loan, if the Loan shall be comprised of a Base Rate Loan; or

          (b) 12:00 noon, Stamford, Connecticut time, three Business days prior to the date of the requested Loan, if the Loan shall be a Eurodollar Loan.

          The request for a Loan shall specify (1) the borrowing date (which shall be a Business Day) (the “Borrowing Date”) and (2) the amount of such Loan and the type of such Loan.

          Section 2.4 Continuation or Conversion of Loan. The Loan will continue as a Eurodollar Loan from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period unless the Borrower elects to convert the outstanding Loan into another type of Loan (on the last day of an Interest Period only, in the instance of a Eurodollar Loan), by giving the Agent notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Agent not later than:

          (a) 1:00 p.m., Stamford, Connecticut time, one Business day prior to the date of the requested continuation or conversion, if the continuing or converted Loan shall be Base Rate Loan; or

          (b) 12:00 noon, Stamford, Connecticut time, three Business days prior to the date of the requested continuation or conversion, if the continuing or converted Loan shall be Eurodollar Loan.

Each notice of continuation or conversion of a Loan shall specify (i) the effective date of the continuation or conversion date (which shall be a Business Day) and (ii) the amount and the type or types of the Loan following such continuation or conversion. Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the Eurodollar Loan is paid in full the Agent may at any time thereafter convert the Eurodollar Loan into a Base Rate Loan. Until such time as such Loan is converted into a Base Rate Loan by the Agent or the Borrower or is continued as a Eurodollar Loan with a new Interest Period by notice by the Borrower as provided above, such Loan shall continue to accrue interest at a rate equal to the interest rate applicable during the expired Interest Period adjusted, however, to reflect changes in the Applicable Margin. No Loan shall be continued as, or converted into, a Eurodollar Loan if the shortest Interest Period for such Loan may not transpire prior to the Termination Date or if a Default or Event of Default shall exist.

          Section 2.5 The Notes. Upon request by a Bank, the Loan of such Bank shall be evidenced by a promissory note of the Borrower (the “Notes”), substantially in the form of Exhibit A-1 hereto, in the amount of such Bank’s Loan as then in effect and dated as of the date of such request. The Banks shall enter in their respective records the amount of each Loan, the rate of interest borne by each Loan and the payments made on the Loan, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

          Section 2.6 Funding Losses. In the event of (a) any failure of the Borrower to borrow, continue or convert a Eurodollar Loan on a date specified in a notice thereof, or (b) any payment (including, without limitation, any payment pursuant to Section 4.2, 4.3, 4.4 or 10.2), prepayment or conversion of any Eurodollar Loan on a date other than the last day of the Interest Period for such Loan, the Borrower agrees to pay each Bank’s costs, expenses and Interest Differential (as determined by such Bank) incurred as a result of such event. The term “Interest Differential” shall mean that sum equal to the greater of 0 or the financial loss incurred by each Bank resulting from such event, calculated as the difference between the amount of interest such Bank would have earned (from like investments in the Money Markets as of the first day of the Interest Period of the relevant Loan) had such event not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of such event) as a result of the redeployment of funds from such event. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. The term “Money Markets” refers to one or more wholesale funding markets available to the Banks, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and others. Such determinations by each Bank of shall be conclusive in the absence of manifest error.

          Section 2.7 Purpose of the Loan. The Loan shall be used solely to finance the acquisition by the Borrower of Idaho Pacific Holdings and to pay fees and expenses incurred by the Borrower in connection therewith.

ARTICLE III

INTEREST AND FEES

          Section 3.1 Interest.

          (a) Eurodollar Loan. The unpaid principal amount of each Eurodollar Loan shall bear interest prior to maturity at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) in effect for each Interest Period for such Eurodollar Loan plus the Applicable Margin per annum.

          (b) Base Rate Loan. The unpaid principal amount of each Base Rate Loan shall bear interest prior to maturity at a rate per annum equal to the Base Rate plus the Applicable Margin per annum.

          (c) Interest During an Event of Default. Upon and during the continuance of any Event of Default, the Loan shall bear interest at a rate per annum equal to 2.00% in excess of the rate then otherwise applicable to the Loan.

          Section 3.2 Commitment Fees. The Borrower shall pay fees (the “Commitment Fees”) to the Agent for the account of the Initial Bank in an amount equal to 0.15% of the Commitment for the period from the date hereof to the Borrowing Date (or, if earlier, the permanent termination of the Commitment).

          Section 3.3 Computation. Interest and Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days, except that interest that is based on the Base Rate shall be computed on the basis of actual days elapsed and a year of 365 or 366 days.

          Section 3.4 Payment Dates. Accrued interest under Section 3.1(a) and (b) and Commitment Fees shall be payable on the applicable Payment Dates. Accrued interest under Section 3.1(c) shall be payable on demand.

ARTICLE IV

PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
OF THE CREDIT AND SETOFF

          Section 4.1 Repayment. Principal of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

          Section 4.2 Optional Prepayments. The Borrower may, upon at least three (3) Business Days’ prior written or telephonic notice (promptly confirmed in writing) received by the Banks, prepay the Loan, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $50,000 or an integral multiple thereof.

          Section 4.3 Optional Reduction or Termination of Commitment. The Borrower may, at any time prior to the Borrowing Date, upon no less than 2 Business Days prior written or telephonic notice received by the Agent, reduce the Commitment, with any such reduction in a minimum amount of $500,000 or an integral multiple thereof. The Borrower may, at any time prior to the Borrowing Date, upon not less than 2 Business Days prior written notice to the Agent, terminate the Commitment in its entirety. Upon termination of the Commitment pursuant to this Section, the Borrower shall pay to the Agent for the account of the Initial Bank the full amount of all unpaid Commitment Fees accrued to the date of such termination and all other unpaid obligations of the Borrower to the Agent and Initial Bank hereunder. All payment described in this Section is subject to the provisions of Section 2.6.

          Section 4.4 Mandatory Prepayments. Upon the receipt by the Borrower or any of its Subsidiaries of the Net Cash Proceeds from (i) any public or private issuance or incurrence of any Indebtedness after the date hereof (other than pursuant to the Borrower’s existing Credit Agreement dated as of April 30, 2002 among the Borrower, the banks party thereto and U.S. Bank, National Association, as a bank and agent) or (ii) any capital contribution or the sale or issuance of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire Capital Stock (any transactions or event referred to in the foregoing clauses (i) and (ii), a “Prepayment Event”), the Borrower will permanently prepay the Loan in an amount equal to 100% of such Net Cash Proceeds, in each case together with accrued interest thereon, each such prepayment or reduction to occur within two Business Days of receipt thereof.

          Section 4.5 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Stamford, Connecticut time, on the dates due at the main office of the Agent in Stamford, Connecticut. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Agent shall promptly distribute in like funds to each Bank its Percentage share of each such payment of principal, interest and Commitment Fees. Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Agent is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).

          Section 4.6 Proration of Payments. If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, pursuant to the guaranty hereunder, or otherwise) on account of principal of, interest on, or fees with respect to any Loan, in any case in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Loan held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

ARTICLE V

ADDITIONAL PROVISIONS RELATING TO LOAN

          Section 5.1 Increased Costs. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

          (a) any tax, duty or other charge with respect to any Loan, the Notes or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of interest or principal of the Loan or of the Commitment Fees (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed;

          (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank is imposed, modified or deemed applicable;

          (c) any increase in the amount of capital required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable; or

          (d) any other condition affecting this Agreement or the Commitments is imposed on any Bank or the relevant funding markets;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining the Loan or extending its Commitment is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of any Loan is reduced;

then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Banks have not been compensated for such additional cost or reduction in the calculation of the Eurodollar Reserve Rate). Any Bank making such demand shall inform the Borrower of the basis for such demand, and provide a statement showing, in reasonable detail, calculation of the amount demanded. The Borrower will promptly notify such Bank if the Borrower does not agree to such Bank’s determination of any such amount. Any Bank’s reasonable determination of such amount shall be presumed correct, absent its manifest error or negligence in determining such amounts. In determining such amounts, the Banks may use any reasonable averaging, attribution and allocation methods. Notwithstanding the foregoing, no Bank shall charge the Borrower for additional amounts for such additional costs or reductions that applied or accrued more than 90 days prior to the time that such Bank became aware of the event giving rise to such additional costs or reductions.

          Section 5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto) that:

          (a) deposits of the necessary amount for the relevant Interest Period for any Eurodollar Loan are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Interbank Rate for such Interest Period;

          (b) the Eurodollar Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Banks of making or funding the Eurodollar Loan for a relevant Interest Period; or

          (c) the making or funding of a Eurodollar Loan has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Agent, materially and adversely affects such Loan or any Bank’s Commitment or the relevant market;

the Agent shall promptly give notice of such determination to the Borrower, and (i) any notice of a new Eurodollar Loan previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Loan, and (ii) the Borrower shall be obligated to either prepay in full any outstanding Eurodollar Loan, without premium or penalty on the last day of the current Interest Period with respect thereto or convert any such Eurodollar Loan to a Base Rate Loan on such last day.

          Section 5.3 Changes in Law Rendering Eurodollar Loan Unlawful. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for any Bank to make or fund any Eurodollar Loan, the obligation of such Bank to provide such Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any Eurodollar Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing, and the Borrower shall, at the time notified by such Bank, either convert each such unlawful Loan to a Base Rate Loan or repay such Loan in full, together with accrued interest thereon, subject to the provisions of Section 2.6.

          Section 5.4 Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each Eurodollar Loan during the Interest Period for such Loan through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Interbank Rate for such Interest Period (whether or not any Bank shall have granted any participations in such Loan).

ARTICLE VI

CONDITIONS PRECEDENT AND SUBSEQUENT

          Section 6.1 Conditions of the Loan. The obligation of the Initial Bank to make the Loan hereunder shall be subject to the satisfaction of the conditions precedent that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent:

          (a) A copy of this Agreement duly executed and delivered by the Borrower and the Initial Bank.

          (b) Upon request of the Initial Bank, the Note payable to the Initial Bank executed by a duly authorized officer (or officers) of the Borrower.

          (c) The Guaranty, duly executed by the Guarantor.

          (d) A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower and the Guarantor, attesting to and attaching (i) a copy of the corporate resolution of the Borrower and the Guarantor authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower and the Guarantor authorized to execute the Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of the Borrower and the Guarantor with all amendments thereto, and (iv) a copy of the By-Laws of the Borrower and the Guarantor with all amendments thereto.

          (e) A Certificate of Good Standing for the Borrower and the Guarantor in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

          (f) An opinion of counsel to the Borrower and the Guarantor, addressed to the Initial Bank, in substantially the form of Exhibit E.

          (g) Before and after giving effect to the Loan, the representation and warranties contained in Article VII shall be true and correct, as though made on the date of such Loan; and

          (h) Before and after giving effect to the Loan, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

          To induce the Agent and the Banks to enter into this Agreement, to grant the Commitments and to make the Loan hereunder, the Borrower represents and warrants to the Agent and the Banks:

          Section 7.1 Organization, Standing, Etc. The Borrower and each of its corporate Material Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower and each of the Material Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.

          Section 7.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

          Section 7.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Material Subsidiary, which in any such case under this subsection (c) would constitute an Adverse Event. The Borrower has not delivered and will not deliver a letter pursuant to Section 10.7 of the Note Purchase Agreement dated as of December 1, 2001 by and among the Borrower and the purchasers identified therein. Neither the Borrower nor any Material Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.

          Section 7.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, provided, however, the Borrower is required to make an annual filing of its Capital Structure with the Minnesota Public Utilities Commission, and such Commission may thereafter issue orders approving or disapproving of the Borrower’s capital structure.

          Section 7.5 Financial Statements and Condition. The Borrower’s audited consolidated financial statements as at December 31, 2003, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower and the Subsidiaries as at such dates and the results of their operations for the fiscal year then ended. As of the dates of such consolidated financial statements, neither the Borrower nor any Material Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto. Since December 31, 2003, no Adverse Event has occurred.

          Section 7.6 Litigation and Contingent Liabilities. Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such material Subsidiary, could constitute an Adverse Event. Except as described in Schedule 7.6, neither the Borrower nor any Material Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.

          Section 7.7 Compliance. The Borrower and the Material Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

          Section 7.8 Environmental, Health and Safety Laws. To the best of the Borrower’s knowledge after due inquiry, there does not exist any violation by the Borrower or any Material Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Material Subsidiary or which would require a material expenditure by the Borrower or such Material Subsidiary to cure. Neither the Borrower nor any Material Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.

          Section 7.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.

          Section 7.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

          Section 7.11 Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and the Material Subsidiaries in the audited consolidated financial statement of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower or any of the Material Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the consolidated financial statements referred to in Section 7.5, (b) Liens listed on Schedule 7.11, or (c) Liens allowed under Section 9.8.

          Section 7.12 Taxes. Each of the Borrower and the Material Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

          Section 7.13 Trademarks, Patents. Each of the Borrower and the Material Subsidiaries possesses or has the right, by way of ownership or license, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

          Section 7.14 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

          Section 7.15 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 7.16 Subsidiaries. Schedule 7.16 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

          Section 7.17 Partnerships and Joint Ventures. Schedule 7.17 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.

          Section 7.18 Senior Debt. The Loan is senior unsecured Indebtedness of the Borrower, and is pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.

ARTICLE VIII

AFFIRMATIVE COVENANTS

          From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loan and all other liabilities of the Borrower to the Banks hereunder and under the Notes have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will do, and will cause each Material Subsidiary (except in the instance of Section 8.1) to do, all of the following:

          Section 8.1 Financial Statements and Reports Furnish to the Banks:

          (a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any related management letters.

          (b) As soon as available and in any event within 45 days after the end of each quarter of each fiscal year, a copy of the unaudited financial statement of the Borrower and its subsidiaries prepared in the same manner as the audit report referred to in Section 8.1(a), signed by the Borrower’s chief financial officer, consisting of at least consolidated statements of income and cash flow for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter.

          (c) Together with the consolidated financial statements furnished by the Borrower under Sections 8.1(a) and 8.1(b), a Compliance Certificate signed by the chief financial officer of the Borrower, which shall (i) confirm the Borrower’s Long Term Debt Rating; and (ii) confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or, that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

     (d) Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

     (e) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

     (f) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

     (g) Copies of any order issued by the Minnesota Public Utilities Commission regarding the Borrower’s capital structure.

     (h) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Borrower and its Subsidiaries as a consolidated enterprise, and the steps being taken by the Person(s) affected by such proceeding.

     (i) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Material Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Material Subsidiary which are material to the operations of the Borrower or such Material Subsidiary, or (ii) which will or threatens to impose a material liability on the Borrower or such Material Subsidiary to any Person or which will require a material expenditure by the Borrower or such Material Subsidiary to cure any alleged problem or violation.

     (j) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

     Section 8.2 Corporate Existence. Subject to sections 9.1, 9.2 and 9.4 in the instance of a Material Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, provided, that the Borrower may cause any Material Subsidiary to be dissolved that has substantially no assets, revenues or operations.

     Section 8.3 Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

     Section 8.4 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (in-

cluding, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such material Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Material Subsidiary’s books in accordance with GAAP.

     Section 8.5 Inspection. Permit any Person designated by any Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Bank may designate. So long as no Event of Default exists, the expenses of the Banks for such visits, inspections and examinations shall be at the expense of the Banks, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

     Section 8.6 Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     Section 8.7 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

     Section 8.8 Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

     Section 8.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

     Section 8.10 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute or result in an Adverse Event.

     Section 8.11 Failure to Approve Capital Structure. If the Minnesota Public Utilities Commission or any other governmental authority of appropriate jurisdiction shall issue an order finally determining not to approve, or finally disapproving of, this Agreement, the Borrower will terminate the Commitments and repay the Loan within thirty (30) days after such order becoming final (or within such shorter period as such order shall provide for such termination and repayment).

     Section 8.12 Senior Debt. Take all actions necessary to assure that the Loan is senior unsecured Indebtedness of the Borrower, and is and remains pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver collateral under certain circumstances, as specifically provided herein).

ARTICLE IX

NEGATIVE COVENANTS

     From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loan and all other liabilities of the Borrower to the Banks hereunder and under the Notes have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will not, and will not permit any Material Subsidiary to, do any of the following:

     Section 9.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary, and the Borrower and Material Subsidiaries may enter Permitted Divestitures.

     Section 9.2 Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for (a) sales and leases of inventory in the ordinary course of business, (b) sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary; and (c) Permitted Divestitures.

     Section 9.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $500,000.

     Section 9.4 Ownership of Stock. Take any action, or permit any Material Subsidiary to take any action, which would result in a decrease in the Borrower’s or any Material Subsidiary’s ownership interest in any Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned), other than Permitted Divestitures.

     Section 9.5 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would: (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, or (b) prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary.

     Section 9.6 Restricted Payments. Either: (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loan (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

     Section 9.7 Investments. Acquire for value, make, have or hold any Investments, except:

     (a) Investments outstanding on the date hereof and listed on Schedule 9.7, and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;

     (b) Travel advances to officers and employees in the ordinary course of business;

     (c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;

     (d) Certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;

     (e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;

     (f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;

     (g) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

     (h) Share of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;

     (i) Investments outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries, and Investments by the Borrower or other Subsidiaries in Persons that will be Subsidiaries upon completion of such Investments;

     (j) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary): (i) $10,000,000 for any single Investment or series of related Investments in any Person not engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, or (ii) $20,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, provided that consent of the Required Banks to such Investments in excess of such limit shall not be unreasonably withheld; and

     (k) Any Material Subsidiary may make Investments constituting loans to the Borrower and provided that no Default or Event of Default shall have occurred and continued, the Borrower and any Material Subsidiary may make Investments constituting loans to (i) any Material Subsidiaries, or (ii) any Subsidiaries that are not Material Subsidiaries, provided, that such loans to any one Subsidiary shall not exceed $15,000,000 in aggregate principal amounts outstanding at any time.

     Section 9.8 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

     (a) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired;

     (b) Liens existing on assets of Material Subsidiaries acquired after March 31, 2002, which existed at the time of such acquisition and attach only to the assets of such Material Subsidiaries;

     (c) Liens existing on the date of this Agreement and disclosed on Schedule 7.11 hereto;

     (d) Deposits or pledges to secure payment of workers’ compensation unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or Subsidiary;

     (e) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;

     (f) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;

     (g) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and

     (h) Liens not otherwise permitted by this Section securing Indebtedness not to exceed $2,000,000 in the aggregate at any time outstanding.

In no case shall Liens permitted hereunder apply to the stock of the Guarantor.

     Section 9.9 Contingent Liabilities. Either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for (i) guaranty by the Borrower of loans to leveraged Employee Stock Ownership Plans; (ii) a performance guaranty by the Borrower of performance by DMI Industries, Inc. under a certain contract involving aggregate payments of approximately $20,000,000; (iii) guaranties by the Borrower or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capitalized Lease; (iv) other guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate; (v) guaranties by the Guarantor of the obligations of the Borrower under that certain Note Purchase Agreement, dated as of December 1, 2001, among the Borrower and the various purchasers which are parties thereto and (vi) guaranty by the Guarantor of the obligations of the Borrower in respect of up to $40,000,000 of Insured Senior Notes due October 1, 2017, as described in a Prospectus dated September 11, 2002 and a prospectus supplement dated on or about September 19, 2002.

     Section 9.10 Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

     Section 9.11 Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or the applicable Material Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not a Related Party.

     Section 9.12 Use of Proceeds. Permit any proceeds of the Loan to be used for purposes other than general corporate purposes (including acquisitions, to the extent permitted hereunder) or permit any proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

     Section 9.13 Interest-bearing Debt to Total Capitalization. Permit the ratio, as of the last day of any fiscal quarter of the Borrower, of (a) Interest-bearing Debt, to (b) Total Capitalization to be greater than 0.60 to 1.00.

     Section 9.14 Interest and Dividend Coverage Ratio. Permit the Interest and Dividend Coverage Ratio for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

     Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

     (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any fee or other amount required to be made to the Banks pursuant to the Loan Documents;

     (b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Material Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Material Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

     (c) The Borrower shall fail to comply with Section 8.2 hereof or any Section of Article IX hereof;

     (d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for thirty (30) calendar days after notice thereof to the Borrower by the Bank;

     (e) The Borrower or any Material Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Material Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Material Subsidiary or for a substantial part of the property thereof and shall not be discharged within 30 days;

     (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Material Subsidiary, and, if instituted against the Borrower or a Material Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Material Subsidiary, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower or such Material Subsidiary, or the Borrower or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

     (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or a Material Subsidiary and, if instituted against the Borrower or such Material Subsidiary, shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall remain for 30 days undismissed, or the Borrower or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

     (h) A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against the Borrower or a Material Subsidiary and the Borrower or such Material Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

     (i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $1,000,000, or the institution by the PBGC of steps to terminate any Plan;

     (j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Material Subsidiary in the aggregate in excess of $5,000,000 shall be accelerated, or the Borrower or a Material Subsidiary shall fail to pay any such Indebtedness (in excess of such amount) when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness (in excess of such amount) or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;

     (k) Any Loan Document shall not be, or shall cease to be, enforceable and binding in accordance with its terms, or the Borrower, any Material Subsidiary, or any other obligor thereunder (except for the Agent or the Banks) shall disavow or contest, or attempt to disavow or contest, its obligations under such Loan Document;

     (l) The Long Term Debt Rating of the Borrower shall be lower than BBB S&P) or Baa3 (Moody’s), or the Borrower shall cease to have a Long Term Debt Rating; provided, however, that the Event of Default set forth in this clause (l) will no longer be an Event of Default in the event that the Borrower provides the Agent with an officer’s certificate satisfactory to the Agent certifying that all of the Borrower’s other credit agreements have been amended or modified such that they do not contain any Event of Default substantially similar to this clause (l); or

     (m) Any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Borrower shall have acquired more than 25% of the shares of such voting stock.

     Section 10.2 Remedies. If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare that the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Agent or the Banks, and (iii) enforce all rights and remedies under any applicable law.

     Section 10.3 Security Agreement in Accounts and Setoff. As additional security for the payment of all of the Obligations, the Borrower grants to the Agent, each Bank and each holder of a Note a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of the Borrower now or hereafter maintained with, or in the possession of, the Agent, such Bank or such other holder of a Note. Upon the occurrence of any Event of Default, upon written direction by the Agent to such effect, the Agent, each such Bank and each such holder of a Note may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Borrower described above to the Obligations; and (c) offset any other obligation of the Agent, such Bank or such holder of a Note against the Obligations; all whether or not the Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.

ARTICLE XI

THE AGENT

     Section 11.1 Appointment and Grant of Authority. Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement and under the Guaranty. The Agent shall have and may exercise such powers under this Agreement and the Guaranty as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Bank to the extent set forth herein and under the Guaranty.

     Section 11.2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent’s possession.

     Section 11.3 Responsibility of the Agent and Other Matters.

     (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section. The duties of the Agent shall be mechanical and administrative in nature.

     (b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine: (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of the Loan Agreements; (ii) the collectibility of any amounts owed by the Borrower; (iii) any recitals or statements or representations or warranties in connection with this Agreement or the Notes; (iv) any failure of any party to this Agreement to receive any communication sent; or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.

     (c) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on the Borrower’s part.

     Section 11.4 Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and (ii) in the case of such instructions, from all the Banks.

     Section 11.5 Indemnification. To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the reasonable costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with this Agreement or the Notes.

     Section 11.6 UBS AG, Stamford Branch and Affiliates. With respect to the Loan by UBS Loan Finance LLC under this Agreement and any Note and any interest of UBS Loan Finance LLC in any Note, UBS Loan Finance LLC shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though UBS AG, Stamford Branch were not the Agent. UBS AG, Stamford Branch and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if UBS AG, Stamford Branch were not the Agent.

     Section 11.7 Notice to Holder of Notes. The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.

     Section 11.8 Successor Agent. The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent.

ARTICLE XII

MISCELLANEOUS

     Section 12.1 No Waiver and Amendment. No failure on the part of the Banks or the holder of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Notes shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or the holder of the Notes to any other or further action in any circumstances without notice or demand.

     Section 12.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and all of the Banks:

     (a) increase the amounts of or extend the terms of the Commitments or subject the Banks to any additional obligations;

     (b) change the principal of, or interest on, the Notes or any fees or other amounts payable hereunder;

     (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder;

     (d) release the Guaranty; or

     (e) change the definition of Required Banks or amend this Section 12.2;

provided, further that amendments, waivers or consents affecting the rights of the Agent shall also require the consent of the Agent.

     Section 12.3 Assignments and Participations.

     (a) Assignments. Each Bank shall have the right, subject to the further provisions of this Sections 12.3, to sell or assign all or any part of its Loan, Notes, and other rights and obligations under this Agreement and related documents (such transfer, and “Assignment”) to any commercial lender, other financial institution or other entity (an “Assignee”). Upon such Assignment becoming effective as provided in Section 12.3(b), the assigning Bank shall be relieved from obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a “Bank” hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent, each Assignment shall be in the initial principal amount of not less than $5,000,000 in the aggregate for all Loans assigned (or the remaining amount of the assigning Bank’s Loan if less than $5,000,000), or an integral multiple of $1,000,000 if above such amount. Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an “Assignment and Assumption Agreement”) substantially in the form of Exhibit F attached hereto.

     (b) Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Borrower (or, following occurrence and during continuance of an Event of Default, the Agent only and not the Borrower) shall consent to such Assignment (which consent shall not be unreasonably withheld), by either notice of such consent or by executing and delivering such Assignments, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account, (iii) the Assignee shall have submitted the Assignment and Assumption Agreement and the Administrative Questionnaire to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, and (iv) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective. Upon the Assignment becoming effective, (x) if requested by the assigning Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assigning Bank and the Assignee; and (y) the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank’s rights transferred, to the Assignee.

     (c) Participations. Each Bank shall have the right, subject to the further provisions of this Section 12.3, to grant or sell a participation in all or any part of its Loan and Notes (a “Participation”) to any commercial lender, other financial institution or other entity (a “Participant”) without the consent of the Borrower, the Agent of any other party hereto. The Borrower agrees that if amounts outstanding under this agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any

Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this agreement or any note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.6 hereof. The Borrower also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.

     (d) Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 12.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make the Loan hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (w) extend the final maturity of any Loan or extend the Termination Date, (x) reduce the interest rate on the Loan or the rate of Commitment Fees or (y) forgive any principal of, or interest on, the Loan or any fees.

     (e) Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who is not a United States Person unless such Assignee or Participant represents and warrants to such Bank that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W8BEN or W8ECI, or any successor to either of such forms, as appropriate, properly completed an claiming complete exemption from withholding and deduction of all Federal Income Taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder.

     (f) Information. Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants.

     (g) Federal Reserve Bank. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest.

     Section 12.4 Costs, Expenses and Taxes; Indemnification.

     (a) The Borrower agrees, whether or not any Loan is made hereunder, to pay on demand: (i) all costs and expenses of the Agent (including the reasonable fees and expenses of counsel and paralegals for such persons who may be employees of such persons) incurred in connection with the preparation, negotiation and execution of any and all amendments to any of the Loan Documents, and (ii) all costs and expenses of the Agent and each of the Banks incurred after the occurrence of an Event of Default in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Banks harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Agent of telephonic or other instructions for making Loan or disbursing the proceeds thereof.

     (b) The Borrower agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Banks, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, the capitalization of the Borrower, the Commitments, the making of, management of and participation in the Loan or the use or intended use of the proceeds of the Loan, provided that the Borrower shall have no obligation under this Section 12.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise

     (c) The obligations of the Borrower under this Section 12.4 shall survive any termination of this Agreement.

     Section 12.5 Notices. Except when telephonic notice is expressly authorized by this Agreement (any such telephonic notice will be promptly confirmed in writing), any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II hereof shall be deemed to have been given only when received by the Agent.

     Section 12.6 Successors. This Agreement shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks. The Borrower shall not assign its rights or duties hereunder without the written consent of the Banks.

     Section 12.7 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 12.8 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

     Section 12.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

     Section 12.10 Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

     Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and same instrument, and either of the parties hereto may execute this Agreement signing any such counterpart.

     Section 12.12 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

     Section 12.13 Consent to Jurisdiction. AT THE OPTION OF THE BANKS, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANKS AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     Section 12.14 Waiver of Jury Trial. THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

OTTER TAIL CORPORATION
By:	/s/ Kevin G. Moung
	Name:	Kevin G. Moug
	Title:	CFO & Treasurer

P.O. Box 496 Fergus Falls, MN 56538-0496 Attention: Mr. Kevin G. Moug
Chief Financial Officer
Telephone: (701) 451-3562 Fax: (701) 232-4108

UBS SECURITIES LLC, as Arranger
By:	/s/ David A. Juge
	Name:	David A. Juge
	Title:	Managing Director

By:	/s/ Oliver O. Trumbo
	Name:	Oliver O. Trumbo
	Title:	Director

UBS AG, STAMFORD BRANCH, as Agent
By:	/s/ Patricia O’ Kicki
	Name:	Patricia O’ Kicki
	Title:	Director

By:	/s/ Wilfred V. Saint
	Name:	Wilfred V. Saint
	Title:	Director, Banking Products Services US

UBS LOAN FINANCE LLC, as Initial Bank
By:	/s/ Patricia O’ Kicki
	Name:	Patricia O’ Kicki
	Title:	Director

By:	/s/ Wilfred V. Saint
	Name:	Wilfred V. Saint
	Title:	Director, Banking Products Services US

EXHIBITS

Exhibit	Contents

A	Note

B	Compliance Certificate

C	Guaranty

E	Form of Legal Opinion

F	Assignment and Assumption

G	Administrative Questionnaire

Schedules

1.1(b)	Material Subsidiaries

7.6	Litigation (Section 7.6) Contingent Liabilities (Section 7.6)

7.11	Existing Liens (Sections 7.11 and 9.8)

7.16	Subsidiaries (Section 7.16)

7.17	Partnerships/Joint Ventures (Section 7.17)

9.7	Investments (Section 9.7)

EXHIBIT A
PROMISSORY NOTE

$[ ]	Minneapolis, Minnesota: August [ ], 2004

     FOR VALUE RECEIVED, the undersigned OTTER TAIL CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of [BANK] (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of                     DOLLARS ($[Commitment]), or if less, the then aggregate unpaid principal amount of the Loan (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. The Loan and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.

     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of UBS AG, Stamford Branch, at 677 Washington Blvd., Stamford, CT 06901, or at such other place as may be designated by the Agent to the Borrower in writing.

     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of August 13, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and UBS AG, Stamford Branch, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

     This Note is made under and governed by the internal laws of the State of New York.

OTTER TAIL CORPORATION

By:

Title:

Exhibit B
Compliance Certificate

                                       , 20

UBS AG, Stamford Branch
677 Washington Blvd.
Stamford, CT 06901
Attention: [         ]
                 [         ]

Ladies/Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of August 13, 2004 (as amended from time to time, the “Credit Agreement”), among OTTER TAIL CORPORATION (the “Borrower”), the Banks named therein and UBS AG, Stamford Branch, as Agent (the “Agent”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

     As required pursuant to Section 8.1(c) of the Credit Agreement, the Borrower hereby certifies that as of                                        , 20                   , the following is true, correct and accurate in all respects:

     1. The consolidated financial statements submitted herewith are fairly presented in all material respects.

     2. No Default and no Event of Default, has occurred and continued.

     3. All representations and warranties of the Borrower contained in Article VII of the Credit Agreement are true and correct, as though made on such date;

     4. The Borrower’s Long Term Debt Rating is:

Standard & Poor’s:
Moody’s:	.

     5. Covenant compliance is demonstrated as follows:

     (a) Section 9.13 Interest-bearing Debt to Total Capitalization.

Interest-bearing Debt:	$

to:

Total Capitalization:	$

(Required: not greater than 0.60 to 1.00).

     (b) Section 9.14 Interest and Dividend Coverage Ratio. For the four-quarter period ending on the date of the enclosed consolidated financial statements:

EBIT:	$

to:

sum of

Interest Expense:	$

Dividends on Preferred Stock:	$

$

Ratio: to 1.00

(Required: not less than 1.50 to 1.00).

OTTER TAIL CORPORATION

By:
Title:
[chief financial officer]

Exhibit C
Guaranty

     FOR VALUE RECEIVED and in consideration of entry by the Banks (as defined in the Credit Agreement) and UBS AG, Stamford Branch, as agent for the Banks (in such capacity, together with it successors and assigns, called the “Agent”) into that certain Credit Agreement, dated as of August 13, 2004 (as thereafter amended, modified, extended, renewed, restated or replaced from time to time called the “Credit Agreement”) among the Banks, the Agent and OTTER TAIL CORPORATION, a Minnesota corporation (hereinafter called the “Debtor”), VARISTAR CORPORATION, a Minnesota corporation (the “Guarantor”) hereby unconditionally guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of the Debtor to the Banks or the Agent under the Credit Agreement, each Note issued thereunder, and each other Loan Document (as defined therein), including without limitation all future advances, and all of such obligations that arise after the filing of a petition by or against the Debtor under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise (all such obligations being hereinafter collectively called the “Liabilities”), and the Guarantor further agrees to pay all expenses (including attorneys’ fees and legal expenses) paid or incurred by the Banks or Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this guaranty.

     The Guarantor agrees that, in the event of the dissolution or insolvency of the Debtor or the Guarantor, or the inability of the Debtor or the Guarantor to pay debts as they mature, or an assignment by the Debtor or the Guarantor for the benefit of creditors, or the institution of any proceeding by or against the Debtor or the Guarantor alleging that the Debtor or the Guarantor is insolvent or unable to pay debts as they mature, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the Guarantor will pay to the Agent forthwith the full amount which would be payable hereunder by the Guarantor if all Liabilities were then due and payable.

     As additional security for the payment of all of the Liabilities and all obligations of the Guarantor hereunder (collectively, the “Guaranty Obligations”), the Guarantor grants to the Agent for the benefit of itself and the Banks a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of the Guarantor now or hereafter maintained with, or in the possession of, the Agent. Upon the occurrence of any default hereunder (as described in the immediately preceding paragraph), the Agent may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Guarantor described above to the Guaranty Obligations; and (c) offset any other obligation of the Agent against the Guaranty Obligations; all whether or not the Guaranty Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Guarantor, such notice and demand being expressly waived.

     This guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the disso-

lution of the Guarantor or that at any time or from time to time all Liabilities may have been paid in full).

     The Guarantor further agrees that, if at any time all or any part of any payment theretofore applied by the Agent or the Banks to any of the Liabilities is or must be rescinded or returned by the Agent or the Banks for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor), such Liabilities shall, for the purposes of this guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or the Banks, and this guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or the Banks had not been made.

     The Agent and the Banks may, from time to time, at their sole discretion and without notice to the Guarantor, take any or all of the following actions: (a) be granted a security interest in any property to secure any of the Liabilities or the Guaranty Obligations, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantor, with respect to any of the Liabilities, (c) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to the Guarantor for payment of any of the Liabilities, whether or not the Agent and the Banks (i) shall have resorted to any property securing any of the Liabilities or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by the Guarantor).

     Any amounts received by the Agent and the Banks from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the Liabilities, and in such order of application, as the Agent may from time to time elect.

     Until such time as this guaranty shall have been discontinued and the Agent and the Banks shall have received payment of the full amount of all Liabilities and of all obligations of the Guarantor hereunder, no payment made by or for the account of the Guarantor pursuant to this guaranty shall entitle the Guarantor by subrogation or otherwise to any payment by the Debtor or from or out of any property of the Debtor and the Guarantor shall not exercise any right or remedy against the Debtor or any property of the Debtor by reason of any performance by the Guarantor of this guaranty.

     The Guarantor hereby expressly waives: (a) notice of the acceptance by the Agent or the Banks of this guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Liabilities or any part thereof, any obligation hereunder, or any security for, or guaranty of, any of the foregoing.

     Each Bank may from time to time without notice to the Guarantor, assign or transfer its Percentage (as defined in the Credit Agreement) or any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this guaranty, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this guaranty to the same extent as if such assignee or transferee were such Bank.

     Unless the Agent shall otherwise consent in writing, the Agent shall have the sole right to enforce this Guaranty, as Agent as provided in the Credit Agreement, for the benefit of the Agent and the Banks (including any transferee, as provided in the prior paragraph).

     The Guarantor hereby warrants to the Agent and the Banks that the Guarantor now has, and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Debtor. Neither the Agent nor the Bank shall have any duty or responsibility to provide the Guarantor with any credit or other information concerning the affairs, financial condition or business of the Debtor which may come into the Agent’s or the Bank’s possession.

     No delay on the part of the Agent or any Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this guaranty be binding upon the Agent or any Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Agent and the Required Banks (as defined in the Credit Agreement). No action of the Agent or the Banks permitted hereunder shall in any way affect or impair the rights of the Agent or the Banks and the obligations of the Guarantor under this guaranty. For the purposes of this guaranty, Liabilities shall include all obligations of the Debtor to the Agent or the Banks specified as Liabilities, notwithstanding any right or power of the Debtor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of the Guarantor hereunder. The obligations of the Guarantor under this guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby acknowledge that there are no conditions to the effectiveness of this guaranty.

     This guaranty shall be binding upon the Guarantor, and upon the successors and assigns of the Guarantor.

     Wherever possible, each provision of this guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this guaranty.

     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

     THE AGENT AND THE BANKS (BY ACCEPTING THIS GUARANTY) AND THE GUARANTOR HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     AT THE OPTION OF THE AGENT, THIS GUARANTY MAY BE ENFORCED IN ANY FEDERAL COURT OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY; AND THE GUARANTOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS GUARANTY, THE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     SIGNED AND DELIVERED as of August 13, 2004.

VARISTAR CORPORATION

By:

Title:

EXHIBIT E

Opinion of Counsel
August    , 2004

To: The Banks party to the
Credit Agreement described herein

[address to each bank]

Ladies and Gentlemen:

     I have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the transactions contemplated by that certain Credit Agreement, dated as of August 13, 2004, entered into among the Company, the Banks, as defined therein, and UBS AG, Stamford Branch, as Agent (the “Credit Agreement”), and to Varistar Corporation (the “Guarantor”) in connection with that certain Guaranty dated as of August 13, 2004, entered into by the Guarantor (the “Guaranty”). This opinion is being delivered to you pursuant to Section 6.1(f) of the Credit Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Credit Agreement.

     In connection with this opinion, I have examined the following documents:

     (a) The Articles or Certificate of Incorporation of the Company and the Guarantor;

     (b) The Bylaws of the Company and the Guarantor;

     (c) Resolutions of the Board of Directors of the Guarantor;

     (d) An executed copy of the Credit Agreement and the Guaranty; and

     (e) An executed copy of the Note.

     I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company and the Guarantor) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons (other than officers of the Company and the Guarantor) and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or oth-

erwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company and the Guarantor (known by me to have authority to make such representations and certifications on behalf of the Company and the Guarantor) and certificates of public officials.

     Based on the foregoing, I am of the opinion that:

     (i) The Company and the Guarantor are each a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.

     (ii) The Company and the Guarantor each has full corporate power and authority to (a) own and operate its properties and assets and carry on its business as presently conducted, as described in the Company’s Annual Report or Form 10-K for the year ended December 31, 2003, and (b) enter into and perform its obligations under the Loan Documents to which it is a party.

     (iii) The execution and delivery of the Loan Documents, the borrowing by the Company under the Credit Agreement and the performance by the Company and Guarantor of their respective obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Company and the Guarantor and the Loan Documents have been duly executed and delivered on behalf of the Company and the Guarantor, as applicable and constitute valid and binding obligations of the Company and the Guarantor, enforceable in accordance with their respective terms.

     (iv) There is no provision in (a) the Company’s or the Guarantor’s Articles or Certificate of Incorporation or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Company or the Guarantor is a party or by which the Company or the Guarantor or its respective properties are bound, (c) any law, statute, rule or regulation or (c) any writ, order or decision of any court or governmental instrumentality binding on the Company or the Guarantor which would be contravened by the execution, delivery or performance by the Company or the Guarantor of the Loan Documents to which it is a party, except in the case of clauses (b) and (d) for any such contravention which would not constitute an Adverse Event.

     (v) There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Company or the Guarantor before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, could reasonably be expected to constitute an Adverse Event.

     The opinions expressed above are limited to the laws of the States of Minnesota and North Dakota and the federal laws of the United States and I express no opinion as to the laws of any other jurisdiction.

     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,

George A. Koeck
General Counsel and Corporate Secretary

Exhibit F
Assignment and Assumption
ASSIGNMENT AND ASSUMPTION AGREEMENT
(Otter Tail Corporation)

     This Agreement, dated as of the date set forth in Item I (each reference to an “Item” herein shall be deemed to refer to such Item on Schedule I hereto), is made by the party named in Item II, (the “Assignor”) to the entity named in Item III (the “Assignee”).

WITNESSETH

     The Assignor has entered into a Credit Agreement dated as of August 13, 2004, as amended thereafter (the “Credit Agreement”) among OTTER TAIL CORPORATION (the “Borrower”), certain lenders including the Assignor (collectively, the “Bank Group”) and UBS AG, Stamford Branch, as Agent, under which the Assignor has agreed to make the Loan in amounts up to those set forth in Item IV (such amount equals the original commitment of the Assignor and may have been, or may be, reduced or increased by other assignments by, or to, the Assignor, and will be reduced by the assignment under this Agreement) and the Bank Group has agreed to make the Loan in amounts up to those set forth in Item V. Unless the context clearly indicates otherwise, all other terms used in this Agreement shall have the meanings given them by, and shall be construed as set forth in the Credit Agreement.

     In consideration of the premises and the mutual covenants contained herein, the Assignor and the Assignee hereby covenant and agree as follows:

     1. Assignment and Assumption. Subject to the terms and conditions of this Agreement, the Assignor and the Assignee agree that:

     (a) the Assignor hereby sells, transfers, assigns and delegates to the Assignee, in consideration of entry by the Assignee into this Agreement [and of Payment by the Assignee to the Assignor of the amount set forth in Item VI]; and

     (b) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as expressly provided in this Agreement)

a share equal to the percentage set forth in Item VII (expressed as a percentage of the aggregate Advances and Commitments of the Bank Group) of the Assignor’s commitments, loans, participations, rights, benefits, obligations, liabilities and indemnities under and in connection with the Credit Agreement and all of the Advances, including without limitation the right to receive payment of principal, and interest on such percentage of the Assignor’s Advances and to indemnify the Agent or any other party under the Credit Agreement and to pay all other amounts payable by a Bank (in such percentage of the aggregate obligations of the Bank Group) under or in connection with the Credit Agreement.

     The interest of the Assignor under the Credit Agreement (including the portion of the Assignor’s Advances and all such commitments, loans, participations, rights, benefits, obligations, liabilities and indemnities) which the Assignee purchases and assumes hereunder is hereinafter referred to as its “Assigned Share”. The day upon which the Assignee shall make the payment described in the prior paragraph is hereinafter referred to as the “Funding Date”. Upon completion of the assignment hereunder, the Assignor will have the revised share of the total Loans and Commitments of the Bank Group set fort in Item VIII.

     2. Future Payments. The Assignor shall notify the Agent to make all payments with respect to the Assigned Share after the Funding Date directly to the Assignee. The Assignor and Assignee agree and acknowledge that all payment of interest, commitment fees, and other fees accrued up to, but not including, the Funding Date are the property of the Assignor, and not the Assignee. The Assignee shall, upon payment of any interest, commitment fees, or other fees, remit to the Assignor all of such interest, commitment fees, and other fees accrued up to, but not including, the Funding Date.

     3. No Warranty or Recourse. The sale, transfer, assignment and delegation of the Assigned Share is made without warranty or recourse against the Assignor of any kind, except that the Assignor warrants that it has not sold or otherwise transferred any other interest in the Assigned Share to any other party. The Assignor may, however, have sold and may hereafter sell Participations in, or may have assigned or may hereafter assign, portions of its interest in the Advances and the Credit Agreement that in the aggregate (together with the portion assigned hereby), do not exceed 100% of the Assignor’s interest in the Advances and the Credit Agreement.

     4. Covenants and Warranties. To induce the other to enter into this Agreement, each of the Assignee and the Assignor warrants and covenants with respect to itself that:

     (a) Existence. It is, in the case of the Assignee, a    organized under the laws of    and it is, in the case of the Assignor, a    duly existing under the laws of    ;

     (b) Authority. It is duly authorized to execute, deliver and perform this Agreement;

     (c) No Conflict. The execution, delivery and performance of this Agreement do not conflict with any provision of law or of the charter or by-laws (or equivalent constituent documents) of such party, or of any agreement binding upon it; and

     (d) Valid and Binding. All acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Agreement, and to constitute the same the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws.

     5. Covenants and Warranties by the Assignee. To induce the Assignor to enter into this Agreement, the Assignee warrants and covenants that (a) it is purchasing and assuming the Assigned Share in the course of making loans in the ordinary course of its commercial lending business, and (b) it has, independently and without reliance upon the Assignor, and based upon such financial statements and other documents and information as it has deemed appropriate, made its own credit analysis an decision to engage in this purchase and transfer of the Assigned Share. The Assignee acknowledges that the Assignor has not made and does not make any representations or warranties or assume any responsibility with respect to the validity, genuineness, enforceability or collectibility of the Loan, the Credit Agreement or any related instrument, document or agreement.

     6. Promissory Note. The Notes of the Assignor shall be delivered to the Agent or Borrower at such time and by such means as the Assignor and the Agent or Borrower shall agree, with the request by the Assignor that the Borrower issue new notes payable to the Assignor and to the Assignee to reflect the assignment of the Assigned Share hereunder.

     7. Payments to the Assignor. All amounts payable to the Assignor in U.S. Dollars shall be paid by transfer of federal funds to the Assignor, ABA No.         , Account No.     Attention:     Reference: [Borrower].

     8. Other Transactions. The Assignee shall have no interest in any property in the Assignor’s possession or control, or in any deposit held or other indebtedness owing by the Assignor, which may be or become collateral for or otherwise available for payment of the Advances by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by the Assignor or by reason of the right of set-off, counterclaim or otherwise, except that if such interest is provided for in provisions of the Credit Agreement regarding sharing of set-off, the Assignee shall have the same rights as any other lender that is a party to the Credit Agreement. The Assignor and its affiliates may accept deposits from, lend money to, act as trustee under indentures for an generally engage in any kind of business with the Borrower, and any person who may do business with or own securities of the Borrower, or any of the Borrower’s subsidiaries. The Assignee shall have no interest in any property taken as security for any other loans or any other credits extended to the Borrower or any of its subsidiaries by the Assignor to the Borrower.

     9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Assignor and the Assignee.

     10. Expenses. In the event of any action to enforce the provisions of this Agreement against a party hereto, the prevailing party shall be entitled to recover all costs and expenses incurred in connection therewith including, without limitation, attorneys’ fees and expenses, including allocable cost of in-house legal counsel and staff.

     11. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     12. Amendments, Changes and Modifications. This Agreement may not be amended, changed, modified, altered, or terminated except by an agreement in writing signed by the Assignor and the Assignee or their permitted successors or assigns).

     13. Withholding Taxes. The Assignee (a) represents and warrants to the Assignor, the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Assignor with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Assignor, the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder either U.S. Internal Revenue Service Form W8ECI or W8BEN and agrees to provide new Forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     14. Entire Agreement. This Agreement sets forth the entire understanding of the parties except for the consents contemplated hereby, and supersedes any and all prior agreements, arrangements, and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by any party which is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.

     15. Counterparts. This Agreement may be executed by the Assignor and the Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date and year first above written.

Address:	[Assignor]

By:
(print name)
Title:

Address:	[Assignor]

By:
(print name)
Title:

[Consents required to become effective as provided in Section 12.3 of the Credit Agreement:

Consented to this    day
of    , 20   .

UBS AG, Stamford Branch, as Agent

By:
                                      (print name)
Title:

Consented to this    day
of    , 20   .

OTTER TAIL CORPORATION, as Borrower

By:
                                      (print name)
Title:

Schedule I
to
Assignment and Assumption

Item I:	Date of Assignment:

Item II:	Assigning Bank (the “Assignor”):

Item III:	Assignee (the “Assignee”):

Item IV:	Initial Total Commitment of the Assignor:

Item V:	Payment to the Assignor on Funding Date:

Item VI:	Percentage Assigned: %

(Expressed as a percentage of the total aggregate Commitments of the Bank Group, carry out to 10 decimal places; upon effectiveness of the Assignment as provide in the Credit Agreement, this will constitute the Assignee’s “Pro Rata Share”

Item VII:	Revised Percentage of the Assignor: % (carry out to 10 decimal places; upon effectiveness of the Assignment as provided in the Credit Agreement, this will constitute the Assignor’s “Pro Rata Share”)

EXHIBIT G

UBS AG, STAMFORD BRANCH

FORM OF
ADMINISTRATIVE QUESTIONNAIRE—OTTER TAIL CORPORATION

Lending Institution: UBS LOAN FINANCE LLC

Name for Signature Pages:UBS LOAN FINANCE LLC

Will sign Credit Agreement: ☐
Will come via Assignment: ☐ Number of Days post Closing:

Name for Signature Blocks: UBS LOAN FINANCE LLC

Name for Publicity:

Address:	677 WASHINGTON BLVD 6th FLOOR SOUTH

Main Telephone:	203-719-6391

Telex No./Answer back: 203-719-4176

CONTACT-Credit	Name:	DEBORAH PORTER
	Address:	677 WASHINGTON BLVD 6th FLOOR SOUTH

	Telephone:	203-719-6391
Fax: 203-719-4176

CONTACT-Operations	Name:	DEBORAH PORTER
	Address:	677 WASHINGTON BLVD 6th FLOOR SOUTH

	Telephone:	203 719-6391
	Fax:	203 719-4176

PAYMENT INSTRUCTIONS

Bank Name:	UBS
ABA/Routing No.	026007993
Account Name	BPS
Account No.	101-WD-897400-001
For further credit:
Account No.
Attention:	DEBORAH PORTER
Reference:	OTTER TAIL

UBS AG, STAMFORD BRANCH, ADMINISTRATIVE DETAILS

UBS AG, Stamford Branch	Account Administrator	Secondary Contact
677 Washington Boulevard	DEBORAH PORTER	BARBARA EZELL
Stamford, Connecticut 06901	Tel: (203) 719-6391	Tel: (203) 719-0473
Main Telephone: (203) 719-3000	Fax: (203) 719-4176	Fax: (203) 719-4176
	E-MAIL:	E-MAIL:
	Deborah.Porter@ubs.com	Barbara.Ezell@ubs.com

Wire Instructions:	The Agent’s wire instructions will be disclosed at the time of closing.

Schedule 1.1(b)

Material Subsidiaries
(as of date of this Credit Agreement)

1.	Varistar Corporation	corp.

2.	BTD Manufacturing, Inc.	corp.

3.	DMI Industries, Inc.	corp.

4.	DMS Health Technologies

5.	DMS Imaging, Inc.	corp.

6.	E.W. Wylie Corporation	corp.

7.	Northern Pipe Products, Inc.	corp.

8.	Vinyltech Corporation	corp.

Schedule 7.6

Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

None.

Schedule 7.11

Existing Liens (Sections 7.11 and 9.8)

Varistar guaranty of the $40,000,000 Insured Senior Notes due October 1, 2017.

Grant County, South Dakota Pollution Control Refunding Revenue Bonds, due September 1, 2017*

Mercer County, North Dakota Pollution Control Refunding Revenue Bonds, due September 1, 2022*

*These bonds require Otter Tail Corporation to grant AMBAC Assurance Corporation, under a financial guaranty insurance policy, a security interest in the assets of the electric utility if Otter Tail’s senior unsecured debt is downgraded to Baa2 or below (Moody’s) or BBB or below (Standard & Poors).

Schedule 7.16

		Number and Class of
		Shares Issued and Owned
	State of	by Otter Tail Corporation
Company Ref.	Organization	or its Subsidiaries	Footnote
Minnesota-Dakota Generating	Minnesota	98 Shares Common
Company
Otter Tail Realty Company	Minnesota	300 Shares Common	(1)
Otter Tail Energy Services	Minnesota	1,000 Shares Common	(1)
Company, Inc.
Otter Tail Energy Management	Minnesota	1,000 Shares Common	(7)
Company
Otter Tail Management	Minnesota	3,560 Shares Common	(1)
Corporation*
ORD Corporation*	Minnesota	13,287 Shares Common	(1)
Quadrant Co.*	Minnesota	500 Shares Common	(1)
Varistar Corporation	Minnesota	100 Shares Common
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(2)
Vinyltech Corporation	Arizona	100 Shares Common	(2)
T.O. Plastics, Inc.	Minnesota	5,000 Shares Common	(2)
St. George Steel Fabrication, Inc.	Utah	100 Shares Common	(2)
Precision Machine, Inc.	North Dakota	23,210 Shares Common	(2)
DMI Industries, Inc.	North Dakota	980 Shares Common	(2)
Dakota Engineering, Inc.*	North Dakota	5,000 Share Common	(3)
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(2)
Mid-States Testing Company*	Minnesota	100 Shares Common	(2)
DMS Health Technologies	North Dakota	8,500 Shares Class A	(2)
		5,100 Shares Class B
DMS Imaging, Inc.	North Dakota	1,606 Shares Common Voting	(4)
Nuclear Consultants, Inc.	South Dakota	200 Shares Common	(9)

(1)	Stock owned by Minnesota-Dakota Generating Company

(2)	Subsidiary of Varistar Corporation

(3)	Subsidiary of DMI Industries, Inc.

(4)	Subsidiary of DMS Health Technologies, inc.

(5)	Subsidiary of Midwest Information Systems, Inc.

(6)	Subsidiary of Midwest Telephone Company

(7)	Subsidiary of Otter Tail Energy Services Company

(8)	Subsidiary of Chassis Liner Corporation

(9)	Subsidiary of DMS Imaging, Inc.

(10)	Partially-owned subsidiary of Nuclear Consultants, Inc.

		Number and Class of
		Shares Issued and Owned
	State of	by Otter Tail Corporation
Company Ref.	Organization	or its Subsidiaries	Footnote
Midwest Imaging L.L.C.	Kansas	100 Units	(10)
Nuclear Imaging of Kansas,	Kansas	50 Units	(10)
L.L.C.
Nuclear Imaging, Ltd.	South Dakota	98,039 Shares Common	(9)
DMS Leasing Corporation	North Dakota	2,500 Shares Common	(4)
Aerial Contractors, Inc.	North Dakota	10 Shares Common	(2)
Moorhead Electric, Inc.	Minnesota	80 Shares Common	(2)
Chassis Liner Corporation	Minnesota	10,000 Shares Common	(2)
Chassis Liner Credit Corp.*	Minnesota	1,000 Shares Common	(2)
Chart Automotive LLC	Minnesota		(8)
Chart Liner U.L.C.	Nova Scotia		(8)
E. W. Wylie Corporation	North Dakota	100 Shares Common	(2)
Midwest Information Systems,	Minnesota	1,000 Shares Common	(2)
Inc.
Midwest Telephone Company	Minnesota	479 Shares Common	(5)
Osakis Telephone Company	Minnesota	250 Shares Common	(6)
The Peoples Telephone	Minnesota	1,000 Shares Common	(5)
Company of Bigfork
Data Video Systems, Inc.	Minnesota	100,000 Shares Common	(5)
MIS Investments, Inc.	Minnesota	1,000 Shares Common	(5)
Otter Tail Communications SD,	South Dakota	1,000 Shares Common	(5)
Inc.*
Fargo Baseball, LLC	Minnesota	181 Units	(2)
Fargo Sports Concession LLC	Minnesota	181 Units	(2)
KFGO, Inc.*	North Dakota	37,855 Shares Common	(2)

*Inactive

(1)	Stock owned by Minnesota-Dakota Generating Company

(2)	Subsidiary of Varistar Corporation

(3)	Subsidiary of DMI Industries, Inc.

(4)	Subsidiary of DMS Health Technologies, inc.

(5)	Subsidiary of Midwest Information Systems, Inc.

(6)	Subsidiary of Midwest Telephone Company

(7)	Subsidiary of Otter Tail Energy Services Company

(8)	Subsidiary of Chassis Liner Corporation

(9)	Subsidiary of DMS Imaging, Inc.

(10)	Partially-owned subsidiary of Nuclear Consultants, Inc.

Schedule 7.17

None.

Schedule 9.7
Investments (Section 9.7)

	6/30/2004	12/31/2003
Investment in Affordable Housing (OTC)	$4,243,127	$4,616,275
Investment in Loan Pools (OTP)	734,624	837,023
Investment in FM Redhawks	—	1,652,688
Investment - Moorhead State Lighting (OTESCO)	1,250,440	1,455,955
Investment - Bank of Butterfield Bond Fund (OTAL)	1,665,079	—
Investment - Bank of Butterfield Reserve Fund (OTAL)	300,184
Note Receivable - SMI - Aviva	100,000
Note Receivable - DMS	349,281
Telecommunication Investments (MIS)
CoBank (St Paul Bank for Coop’s)	796,460	881,878
ONVOY	708,300	708,300
Central MN Network Systems	164,994	232,994
West Central Transport Group, LLC	163,166	169,666
Central Transport Group, LLC	237,265	213,765
Northwest Minnesota Special Access, LLC	46,724	46,724
Independent Pinnacle Services, LLC	80,000	80,000
Northern Transport Group, LLC	50,500	50,500
Northern Fiber, Inc.	2,687	2,687
Notes Receivable	146,886	149,073
Other Miscellaneous (DMS, OTESCO)	59,284	45,184

	$11,099,001	$11,142,712